Exhibit 10.11(a)

GENERAL RELEASE AND SEPARATION AGREEMENT

(“AGREEMENT”)

I, Peter Amalfi, understand and agree to the terms of this Agreement between me and BJ’s Wholesale Club, Inc. (the “Company”).

1. Separation From Employment By signing below, I agree that my employment with the Company will end pursuant to the terms of this Agreement on October 28, 2017 (the “Separation Date”) and I will cease to be employed by the Company as of that date.

2. Severance and Benefits I understand that by signing, returning and not revoking this Agreement within the time periods described below, I will receive the following pay and/or benefits from the Company:

a. Severance Payments I will receive Severance Payments equal to 104 weeks (the “Severance Period”) of my regular base pay. The total value of the Severance Payments is Eight Hundred Ten Thousand Dollars and Eighty-Eight Cents ($810,000.88), less applicable deductions and withholdings. Severance Payments will begin no later than sixty (60) days after I have executed this Agreement and have not revoked the same. Severance Payments will be made on the same schedule and in the same manner as salary payments were paid to me immediately before the Separation Date.

b. Benefits Continuation If I elect to continue to participate in the Company’s medical and/or dental plans for team members pursuant to a valid COBRA election, the Company will pay me during the Severance Period the difference between my actual COBRA premium costs and the amount I would have paid had I continued coverage as a team member under the Company’s applicable health plans. The Company’s obligation under 2(b) will (i) not extend beyond the Severance Period; (ii) will cease if I discontinue COBRA benefits; or (iii) be reduced or eliminated to the extent I receive similar coverage and benefits under the plans and programs of a subsequent employer or entity or I become eligible for similar coverage under my spouse’s employer.

c. Outplacement Assistance. I am eligible for twelve (12) months of outplacement assistance through Lee Hecht Harrison, and understand that I must activate their services within 30 days of executing this agreement. Information on Lee Hecht Harrison will be mailed to me should I execute and not revoke this Agreement.

d. Annual Incentive Plan Award I understand that I shall be eligible for an Annual Incentive Award, prorated for my service period and pursuant to the terms of the applicable Annual Incentive Plan for Fiscal Year 2018 (the “AIP”). Such award shall be determined in accordance with the terms of the AIP, and I acknowledge that an award is not guaranteed under the AIP. The amount to be paid to me, if any, shall be paid in the first quarter of 2018, at such time as the awards are paid to other eligible employees generally.

e. Other Benefit Plans Except as set forth in 2 (d) above, I understand that for benefit plans governed by the Employee Retirement Income Security Act of 1974 (ERISA) and equity or similar awards granted or assumed by the Company, my eligibility for benefits will be determined in accordance with the terms of the applicable plan or other governing documents. Nothing in this Agreement shall impair, diminish or interfere with any rights, privileges or benefits I have with respect to ERISA plans, equity award agreements or similar governing documents. Except as described above, I hereby withdraw my participation in any and all bonus or incentive plan(s) or program(s) and understand that I am not now nor will in the future be entitled to any payments under those plans.

f. No Other Payments I acknowledge that this Agreement does not include any form of compensation or benefits other than specifically described herein. I acknowledge that I am not eligible for any post-separation pay or benefits other than provided in this Agreement, including but not limited to payments under any of the Company’s severance plans or programs and bonus or incentive pay programs, except as follows:

i. A dividend of $395,405.43, deferred at the time of the Company’s January, 2017 dividend. Dividend will be paid according to its terms following satisfaction of certain

Company performance measures.

ii. My BJ’s Team Member Membership (paid) will continue for my lifetime.

3. Release of Claims I, for myself, my heirs, administrators, executors and assigns release the Company and its respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”), from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release Agreement, including, but not limited to, any common law or statutory claims relating to my employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other applicable Federal, State, or local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to my employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of the Company.

This Release Agreement does not affect any rights to which I may be entitled as a terminated employee under any of the Company’s employee benefit plans or to indemnification.

4. Absence of Certain Claims I acknowledge that as of the date I sign this Agreement, I have not filed or otherwise pursued any charges, complaints or claims of any nature against the Company or any Released Party with any local, state or federal government agency or court on or prior to the date of signing this Agreement, which have not been dismissed, closed, withdrawn or otherwise terminated, unless otherwise permitted by law. I further acknowledge that the Company has fully satisfied all its obligations to me as a matter of law and pursuant to Company policy and I have no additional claims against the Company.

5. Post-Employment Obligations

a. Continuation of Obligations I acknowledge that Sections 4 (Non-Competition and Non-Solicitation) and 5 (Proprietary Information) of the Employment Agreement between Peter Amalfi and the Company, dated January 11, 2011 (the “Employment Agreement”) remain in full force and effect following the termination of my employment with the Company and are binding upon me, and I agree to fully comply with my obligations under such Sections 4 and 5. In addition, I acknowledge that the last paragraph of Section 3 (Termination of Employment and Benefits Upon Termination) of the Employment Agreement remains in full force and effect and all payments to me by the Company following my termination of employment remain subject to the terms of such paragraph.

b. Future Cooperation Following my termination, I agree to cooperate reasonably with the Company and all the Released Parties in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes I may have knowledge or information. This includes my agreement to make myself available if requested to provide information to the Company or its counsel; provided that I shall not be required to be available to an extent or at times that would unreasonably interfere with professional or personal commitments.

c. Confidentiality of Agreement Terms I agree that the terms and conditions of this Agreement, including the consideration offered in connection with it, and any and all actions by the

Company in accordance therewith, are strictly confidential and, with the exception of my counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside the Company, without prior written approval of an authorized representative of the Company. I further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

d. Negative Comments I agree to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which reflects negatively or adversely upon the Company, its business, its actions or its officers, directors or employees, whether or not I believe the content of the publicity to be true or whether or not it is, in fact, true. In turn,the Company’s executive management team agrees to refrain from making comments that would reflect negatively or adversely on me. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

e. Breach/Remedy I understand and agree that the Company shall have the right to bring legal action to enforce this Agreement and to recover monetary or other damages resulting from a breach of the Agreement, or of my continuing obligations under the Employment Agreement, by me. This right includes but is not limited to the Company’s right to obtain injunctive relief to restrain any breach or threatened breach of the Agreement or the Employment Agreement by me or otherwise to specifically enforce any provision of this Agreement or the Employment Agreement. In addition, I acknowledge and understand that if I breach any provision of this Agreement or the Employment Agreement, or become employed by, or provide services as a contractor or consultant to, Wal-Mart Stores, Inc., Costco Wholesale Corporation, Sam’s Clubs, or any of their respective subsidiaries or affiliates, I will cease to be eligible for payments and benefits under this Agreement and the Company may, in its sole discretion, discontinue remaining payments and benefits, if any, and may require me to reimburse the value of payments and benefits previously received.

6. Miscellaneous Provisions

a. No Admission of Liability I specifically understand and agree that by entering into this Agreement, the Company and the other Released Parties do not admit any liability whatsoever to me or to any other person arising out of any claims heretofore or hereafter asserted by me and the Company, for itself and on behalf of other Released Parties expressly denies any and all such liability.

b. Severability Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, or should I fail to fulfill my obligations under it, the remainder of the Agreement shall, to the fullest extent permitted by applicable law and at the Company’s option, remain in full force and effect and/or I will be obligated to return, in full or in part, as determined by the Company, any and all consideration I received in exchange for signing the Agreement.

c. Choice of Law and Venue This Release Agreement shall be governed and interpreted according to the laws of the Commonwealth of Massachusetts, without regard to any conflict of law principles. Any claim or controversy arising out of this Release Agreement, or the breach thereof, shall be subject to the jurisdiction of the state and federal courts located in Massachusetts.

d. Attorneys’ Fees and Costs As further mutual consideration of the promises set forth herein, the Company and I agree that we each are responsible for our own attorneys’ fees and costs, and each agrees that they will not seek from the other reimbursement for attorneys’ fees and/or costs incurred in relation to any matters addressed in this Agreement.

e. Entire Agreement I understand that, except for the terms and conditions set forth in the Employment Agreement, including without limitation those set forth in Paragraphs 3, 4 and 5, all prior agreements and understandings covering the same or similar subject matter, written or oral, between me and the Company, are replaced and superseded by this Agreement, and are no longer of any force and effect.

7. Time for Signing I acknowledge that I first received this Agreement on or before September 27, 2017, and that to receive the separation pay and benefits described herein, I must sign, return and not revoke this Agreement as described below.

I have twenty-one (21) calendar days from my receipt of the Agreement to consider it and consult with an attorney of my choice before signing and returning it. I agree that any changes to the Agreement that may be negotiated between me or my attorney and the Company, whether material or immaterial, will not restart the time I have to consider and sign the Agreement. I understand that I may sign and return the Agreement at any time before the expiration of the 21-day period. I further understand that I can revoke my acceptance of the Agreement, in writing, for a period of seven calendar days after I sign the Agreement.

The signed Agreement and, if applicable, written revocation should be returned within the time periods described above to: Carol Stone, Senior Vice President, Human Resources, BJ’s Wholesale Club, 25 Research Drive, Westborough, MA 01581.

I hereby AFFIRM AND ACKNOWLEDGE that I have read the foregoing Agreement, that I have had sufficient time and opportunity to review and discuss it with the attorney of my choice, that I have had any questions about the Agreement answered to my satisfaction, that I fully understand and appreciate the meaning of each of its terms, and that I am voluntarily signing the Agreement on the date indicated below, intending to be fully and legally bound by its terms.

ACKNOWLEDGED AND AGREED:
EXECUTIVE

DATED: 10/12/2017	/s/ Peter Amalfi
Peter Amalfi

BJ’S WHOLESALE CLUB, INC.

DATED: 10/3/17	/s/ Carol Stone
Carol Stone
SVP Human Resources